Exhibit 10.14

June 13, 2014

Stephen Tulipano

15 Barbara Road

Stoneham, MA 02180

Dear Steve:

Aldeyra Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Financial Officer, and you will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $260,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors or its compensation committee. Your target bonus will be equal to 30% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 211/2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors or its compensation committee with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Such policy currently provides for four weeks of vacation annually.

15 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MA 01803, PH: 781-270-0360

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 67,642 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2014 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

If the Company is subject to a Change in Control before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months after that Change in Control, the Option will become fully vested and (if applicable) exercisable.

5. Severance Benefits.

(a) General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b) Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of 9 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

15 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MA 01803, PH: 781-270-0360

(c) Cash Bonus. If you are subject to an Involuntary Termination, then the Company will pay you a lump-sum in cash equal to the greater of (i) your target bonus for the year in which the Involuntary Termination occurs or (ii) the actual bonus paid to you with respect to the Company’s most recently completed fiscal year. Such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will in any event be made in the second calendar year.

(d) COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the 9-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Such payments will be treated as taxable compensation income to you if required or advisable, in the Company’s sole discretion, to avoid adverse consequences to you, the Company or the Company’s other employees.

6. Confidentiality and Non-Competition Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality and Non-Competition Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company

15 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MA 01803, PH: 781-270-0360

determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, its Board of Directors or its compensation committee related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts in connection with any Dispute or arty claim related to any Dispute.

10. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

15 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MA 01803, PH: 781-270-0360

“Change in Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than sixty percent (60%) of the total voting power represented by the Company’s then-outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (d) individuals who are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board of Directors was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Equity or other benefit that provides for a deferral of compensation and which is subject to Section 409A of the Code, then notwithstanding anything to the contrary in this letter agreement or in any document governing such award, the transaction with respect to such Equity or other benefit must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(S) to the extent required by Section 409A of the Code.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

15 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MA 01803, PH: 781-270-0360

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a) A reduction in your base salary or target bonus by more than 10%;

(b) A material diminution of your authority, duties or responsibilities; or

(c) A relocation of your principal workplace by more than 50 miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality and Non-Competition Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on Monday, June 16, 2014. Your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, your completing an employment application, and a background and/or reference check to the Company’s satisfaction. Your employment is also contingent upon your starting work with the Company on or before Monday, June 23, 2014.

15 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MA 01803, PH: 781-270-0360

If you have any questions, please call me at 609-751-8363.

Very truly yours,

ALDEYRA THERAPEUTICS, INC.

/s/ Todd C. Brady
By:	Todd C. Brady, M.D., Ph.D.
Title:	President and Chief Executive Officer

I have read and accept this employment offer:

/s/ Stephen Tulipano
Signature of Stephen Tulipano

Dated: 6/16/14

Attachment

Exhibit A: Confidentiality and Non-Competition Agreement

15 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MA 01803, PH: 781-270-0360